Exhibit 99

PRESS RELEASE

For Immediate Release

MGM RESORTS INTERNATIONAL ANNOUNCES LAUNCH OF CREDIT FACILITY
AMENDMENT AND EXTENSION TRANSACTION

Las Vegas, Nevada, February 2, 2012 — MGM Resorts International (NYSE: MGM) today announced the launch of a proposed amendment to its aggregate $3.5 billion senior credit facilities which will extend the maturity of consenting lenders from February 21, 2014 to February 23, 2015. The Company has asked lenders to approve the amendment by February16, 2012.  Lenders approving the amendment will receive 20% reductions of their existing credit exposures.

“We have support from our leading lenders for our amendment and extension, and we are working with the balance of our lenders to achieve maximum participation,” said Dan D’Arrigo, Executive Vice President, Chief Financial Officer and Treasurer of the Company. “This amendment and extension will extend a significant portion of our credit facilities, lower our pricing and enhance our debt maturity profile.”

Extending Lenders’ loans will be subject to a pricing grid that decreases interest rates by as much as 250 basis points based upon collateral coverage levels.  In addition, the LIBOR floor on extended loans will be reduced from 200 basis points to 100 basis points.  Lenders approving the extension will receive amendment and extension fees totaling 50 basis points times their reduced exposures. The transaction also includes covenant modifications and other amendments.

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Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.  We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts.  Examples of these statements include, but are not limited to, statements regarding the Company’s expectations with respect to the amend and extension transaction for which the Company is soliciting the support and participation of its lenders to achieve on terms proposed by the Company.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for the Company’s indebtedness in particular.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President and	Senior Vice President of Public Affairs
Chief Financial Officer	(702) 891-1840 or afeldman@mgmresorts.com
(702) 693-8895

SOURCE:  MGM RESORTS INTERNATIONAL